Exhibit 21.1

Subsidiaries of the Registrant

Jurisdiction of Incorporation	Corporate Name
Argentina	Portal Software Argentina S.R.L.

Australia	Portal Software International Pty Limited

Barbados	Portal Software Foreign Sales Corporation

Brazil	Portal Software Brasil (Limitada)

California	Portal International Holdings, Inc.

Canada	Portal Software Canada Inc.

Cayman Islands	Portal Software Cayman Islands, Inc.

Cayman Islands	Portal Software Cayman Islands L.P.

Cayman Islands	Portal Software Cayman Islands (U.S.) LLC

Delaware	BayGate, Inc.

England and Wales	Portal Software (Europe) Limited

France	Portal Software France

Germany	Portal Software Germany GmbH

Germany	Portal Software GmbH

Germany	Portal Software (Hamburg) GmbH

Germany	42 Consulting-Group GmbH

Germany	Solution 42 International GmbH

Hong Kong	Portal Software (Asia Pacific) Limited

Italy	Portal Software Italia S.r.l.

Japan	Portal Software Japan K.K.

Kuala Lampur	Portal Software (Asia Pacific) Limited

Mexico	Portal Software Mexico, S. de R.L. de C.V.

The Netherlands	Portal Software Netherlands B.V.

Shanghai	Portal Software (Asia Pacific) Limited

Singapore	Portal Software (Asia Pacific) Limited

South Korea	Portal Software Korea Limited Company

Spain	Portal Software informática S.L.

Spain	Solution 42 Ibèrica S.L. (currently undergoing dissolution)

Sweden	Portal Software Sweden AB

Switzerland	Portal Software International Sàrl

Taiwan	Portal Software Taiwan Limited